Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of the 7th of September, 2020 (the “Signature Date”) by and among: from the first part: (a) , by its shareholders Mr. Yaniv Yaar Aharon, Israeli ID 37244365, of Tagor 42, Tel-Aviv, Israel (“Yaniv”) ,Mr. Dan Barcai-Csiless, Israeli ID 34361964, of Raul Valenberg 6/33, Rehovot, Israel, (“Dan”), Mr. Maayan Amsalem, Israeli ID 40645699, of Eli Cohen 20, Herzeliya, Israel (“Maayan”), Mrs. Ester Brod, Israeli ID 53264545, of Shchaniya 34, Shchaniya, Israel (“Ester”), , Mrs. Ilans Aharon, Israeli ID 69426328, of Slomensky 9, Yafo, Israel (“Ilana”), Mrs. Rony Rozner, Israeli ID 39684816, of Har Boker 11, Kfar Saba, Israel (“Rony”), Mr. Gil Zomer, Israeli ID 15509672, of Har Boker 11, Kfar Saba, Israel, (“Gil”) and Ocean Partners Y.O.D Ltd., a company registered in Israel, co. no. 515121267(“Ocean”) of Menachem Begin 12, Ramat Gan, Israel, and from the other part: (b) Creations, Inc., a company organized under the laws of Delaware of 8 The Green, St. A, Dover, Delaware, 19901 (“Creations”) and Yetsira Holding Ltd., a company registered in Israel, co. no. 515755643 (“Yetsira”) (each, a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS,	as of the Signature Date, Yaniv,Dan, Maayan, Ester, Ilana, Rony and Gil (together the “Shareholders”) are the main shareholders of Ocean;

WHEREAS,	as of the Signature Date, Ocean operates Mutual Funds investment management services for 6 mutual funds (“the Funds”, as set forth in annex A hereunder) with total assets of 223M NIS under management, and managed clients portfolios of (in aggregate) 105M NIS, all together Assets Under Management (“AUM”) of 328M NIS (“Ocean Portfolio Operations”);

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WHEREAS,	the Parties have agreed that it would be in their best interests to effect, subject to the satisfaction, unless duly waived, of the applicable conditions set forth in this Agreement , a transaction pursuant to which 925 Shares of Ocean, 0.01 NIS par value which constitute 92.5% of the issued shares of Ocean at the Closing Date (as defined below), (the “Transferred Ocean’s Shares”) shall be transferred and assigned to Yetsira, a subsidiary of Creations, in consideration of the issuance by Creations toYaniv of 554,692 shares of common stock, $0.001 par value per share of Creations and 3 years 554,692 warrants to buy Creations shares for $1 per share, to Dan of 290,230 shares of common stock, $0.001 par value per share of Creations and 3 years 290,230 warrants to buy Creations shares for $1 per share, to Maayan of 280,736 shares of common stock, $0.001 par value per share of Creations and 3 years 280,736 warrants to buy Creations shares for $1 per share, to Ester of 27,124 shares of common stock, $0.001 par value per share of Creations and 3 years 27,124 warrants to buy Creations shares for $1 per share, to Ilana of 67,811 shares of common stock, $0.001 par value per share of Creations and 3 years 67,811 warrants to buy Creations shares for $1 per share, to Gili and Rony of 33,905 shares of common stock, $0.001 par value per share of Creations and 3 years 33,905 warrants to buy Creations shares for $1 per share, (together the “Issued Creations’ Shares”), so that following consummation of the transaction contemplated hereunder, Yetsira shall become the sole shareholder of the entire issued share capital of Ocean and Ocean Shareholders shall become a shareholder of Creations, all as more fully set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1.	Preamble, Annexes and Headings

1.1.	The Preamble and the Annexes to the Agreement constitute an inseparable part of the Agreement.

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1.2.	The headings in the Agreement and its annexes are for purposes of reference only and shall not be used in interpreting the Agreement.

2.	The Transaction

Subject to the terms and conditions of this Agreement, on the Closing Date:

2.1.	Ocean shareholders shall transfer, assign, convey and deliver to Yetsira the Transferred Ocean’s Shares , and (b) Creations shall issue and allot to Ocean shareholders the Issued Creations’ Shares, constituting on the Closing Date, 35.40% of the issued share capital of Creations, on a fully diluted base as of the Closing Date.

2.2.	Undertakings of the Parties for the Intermediate Period

Immediately following the Signature date, and until the Closing Date (hereunder : “the Intermediate Period”), the Parties will:

2.2.1.	Yaniv Aharon, CEO of Ocean, will be nominated as CEO of Yetsira under terms as set forth in an employment agreement (Annex 2.2.1 hereunder);

2.2.2.	Yetsira representative will be nominated to the board of Ocean and shall have a veto right to all board’s resolutions regrading minority rights, including: amendment of the AoA, issuance of shares, the sale of all or substantially all the business operations; a material change in the Company’s business operations (including any purchase or sale which is not in the ordinary course of business; any material deviation from Company’s budget and/or action which is not in the ordinary course of business

2.2.3.	Provided that funds managed by Ocean and by a subsidiary of Yetsira are all managed under Models Mutual Fund Management Ltd. (“Models MFM”) and provided Models MFM will initiate mergers of funds such funds, subject to hosting agreements of Models MFM with both Ocean and Yetsira, Ocean and Yetsira will not object to such proposed mergers.

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2.2.4.	Ocean will use its income for financing Ocean’s ordinary course of business operation during the Intermediate Period, and will not distribute any gains or make any interested party transactions (other than as in existing agreements) without the prior written consent of Yetsira’s representative in the board of Ocean.

3.	Conditions to Closing

3.1.	The obligations of the Parties to effect the Closing (as defined hereunder) shall be subject to the fulfillment on or prior to the Closing Date, of the following conditions (all or part of which, and subject to applicable Law, may be waived by the relevant Party, in writing) “(Conditions Precedent”):

3.1.1.	There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement, by any local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which makes this Agreement or any of the transactions contemplated by this Agreement illegal or otherwise materially prohibits, restricts, or delays consummation of any of the other transactions contemplated by this Agreement.

3.1.2.	The consent of all banks and/or other third parties in which Ocean has accounts or where such consent is required as set forth in agreements between Ocean and such 3rd parties, as listed in Annex 3.1.3 hereto, for the transfer of control, shall have been obtained;

3.1.3.	the approval of the Israel Competition Authority, if required, shall have been obtained;

3.1.4.	Ocean’s Equity (ימצעןוה) shall be positive..

3.1.5.	No Material Adverse Change has occurred with regards to either party prior to the Closing Date.

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For purposes herein, the term ‘Material Adverse Change’ means any change, event, occurrence or circumstance that, in the aggregate with all other changes, events, occurrences and circumstances, results in: (i) loss or threatened loss of either Yetsira Investment House Ltd. (a fully owned subsidiary Yetsira) of or Ocean’s license as a portfolio manager; (ii) a material claim was filed by a 3rd party against either Yetsira or Ocean (for the purpose of this sub section (iii) - Material Claim – a claim that may result, based on the opinion of either Creations or Ocean’s legal advisors, in a loss of license or permit, or in case the damage is not covered by an insurance policy, may cause the relevant party to decrease its capital below the legally required capital, and such decrease is not covered by the respective shareholders of such party);

3.2.	If either party has not satisfied and meet all the Conditions Precedent within 90 days following the Signature Date, then the other party, at its sole discretion, may terminate the Agreement, which shall be null and have no further force and effect.

4.	The Closing

4.1.	The closing of the transaction, the transfer of the Transferred Ocean’s Shares to Creations, and the issue and allotment of the Issued Creations’ Shares by Creations, and the registration of all such transactions in the register of shareholders of each Ocean and Creations (the “Closing”) shall occur simultaneously with within [7] business days from the satisfaction of all Conditions Precedent (and unless such un-satisfied condition is waived in agreement by the Parties), or such other date, time and place the Parties shall mutually agree (the “Closing Date”).

4.2.	The Closing shall take place at the offices of M. Firon & Co,2 Hashlosha Street, Tel Aviv.

4.3.	At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

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4.3.1.	The Parties shall sign duly share transferred deeds with regards to Transferred Ocean’s Shares.

4.3.2.	Validly executed share certificates and Warrant letters for the Issued Creations’ Shares issued to Ocean Shareholders, , shall be transferred to Ocean Shareholders and will be attached hereto as Annex 4.3.2.

4.3.3.	Copies of resolutions of Ocean, Yetsira and Creations’ Board of Directors approving the transaction will be attached hereto as Annex 4.3.3.

4.3.4.	Updated register of shareholders of each of Ocean and Creations, shall be attached hereto as Annex 4.3.4..

4.3.5.	Creations shall adopt new Articles of Association in the form attached hereto as Annex 4.3.5.

4.3.6.	Guy Nissensohn, as the majority shareholder of Creations, and Mr. Yaniv Yaar Aharon shall sign a Shareholder Agreement in the form attached hereto as Annex 4.3.6 (the “Creations Shareholders Agreement”).

5.	Representations and Warranties of Ocean Holdings and the Shareholders

Ocean Holdings, represents and warrants to Creations as follows:

5.1.	Ocean is a company duly incorporated and organized and validly subsisting under the laws of the State of Israel. The Articles of Association of Ocean as in effect at the Signature Date are attached hereto as Annex 5.1.

5.2.	Ocean is bound by an agreement with Models MFM in the form attached as Annex 5.2 hereunder, whereby Ocean receives hosting services, and manages the portfolios of the Funds (the “Models Agreement”), and has conformed to the provisions set out in the Models Agreement.

5.3.	The authorized share capital of Ocean at the Signature Date (prior to the transfer of the Transferred Ocean’s Shares) shall consist of 100,000 Ordinary Shares, of which 1,000 are issued and outstanding.

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5.4.	As of the Closing Date, Ocean Shareholders will have the absolute and unrestricted right, power and authority to perform its obligations under this Agreement and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action. This Agreement constitutes the legal, valid and binding obligation of Ocean shareholders.

5.5.	Except for Models MFM’s approval for the change of holdings and control in Ocean which is mandated under the Models Agreement and which will be obtained by Ocean and the Shareholders within 30 days and thereafter will be attached to this Agreement as Annex 5.5A, the report to the ISA of said change of control, a draft of which is attached hereto as Annex 5.5B, a shareholder and officers declaration to be prepared by Creations and reported to the ISA, a draft of which is attached hereto as Annex 5.5C, and the approval of the Israel Competition Authority (if required) no other consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority or other third party on the part of Ocean shareholders is required that has not been, or will not have been, obtained by Ocean Shareholders prior to or at the Closing in connection with the valid execution, delivery and performance of this Agreement or the sale and transfer of Transferred Ocean’s Shares, except approval of the Board of Directors of Ocean .

5.6.	Ocean is the sole record and owner of operator of the Ocean Portfolio Operations and have the power to operate it.

5.7.	Ocean’s Shares and Ocean’s right to operate the Ocean’s Portfolio Operations are free and clear of any and all liens, claims, charges, encumbrances, rights, options to purchase, right of first refusal, proxies, voting trusts and other voting agreements, calls or commitments of every kind, except rights to the Shareholders under the shareholders agreements between the Shareholders, and except to the Shareholders’ rights under the Articles of Association of Ocean.

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5.8.	There are no outstanding options, warrants, commitments, conversion rights, agreements, understandings, restrictions, arrangements, or rights of any character to which Ocean, nor one of the Shareholders is a party or by which Ocean may be bound, obligating Ocean to issue, deliver, or sell or cause to be issued, delivered, or sold any shares of capital stock or any securities convertible into or exchangeable for any shares of capital stock of Ocean

5.9.	The execution, delivery and performance of this Agreement does not violate Ocean’s Articles of Association nor will it conflict with or violate the terms of (i) any judgment, order or ruling of any governmental authority to which Ocean is subject, (ii) applicable law or (iii) any agreement, license or commitment to which Ocean is a party or to which it is subject and which would impair the ability of Ocean shareholder to execute, deliver or perform this Agreement, except the provisions of the shareholders agreements between the Shareholders which have been terminated by the Shareholders, and the provisions of the Articles of Association of Ocean.

5.10.	Ocean has not received any written notice of any action, suit, litigation, or governmental proceeding pending or contemplated against Ocean.

5.11.	Ocean’s annual financial statement for the fiscal year ending on December 31, 2019, will be signed within 14 days of the Signature Date and thereafter will be attached to this Agreement as Annex 5.11. Such annual statement together with Ocean’s Balance sheet to the 31th of May,2020 will be referred together as the “Ocean’s Financial Statements”. Ocean’s Financial Statements shall be in accordance with the books and records of Ocean and shall be prepared in accordance with Israeli generally accepted accounting principles (“GAAP”) consistently applied, and fairly present in all material respects the financial position of Ocean as of such dates and the results of its operations for the periods then ended all in accordance with GAAP.

5.12.	To the best of their knowledge, Ocean operations has been handled since its foundation in a regular course of business.

5.13.	The number of individual clients, corporate clients managed by Ocean, and the portfolios of the Funds, are attached as Annex 5.13, including the yearly and latest quarterly report to the ISA of Ocean operations business as mandated under law.

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5.14.	To the best of their knowledge, no fault in their credibility, as such is defined under the Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management Law, 1995, has occurred and there is no reason that such fault shall be found by the ISA or that Ocean fit&proper standing shall be prejudiced or for their position as controlling shareholders, licensed portfolio managers, directors and officers in Ocean shall be revoked.

5.15.	At Closing, other than as set forth in the Financial Statements Ocean shall have no liability, indebtedness, obligation, commitment, claim, debt, deficiency or guaranty of or by any person of any type, including towards the Shareholders (as salary, debt, or loan) whether known or unknown, disputed or undisputed, secured or unsecured, due or to become due, vested or unvested, liquidated or unliquidated, accrued, absolute, contingent, matured or immature (together “Liability”).

5.16.	Neither Ocean, nor the shareholders, has, directly or indirectly, dealt with anyone acting in the capacity of a finder or broker and has not incurred any obligations for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement.

5.17.	This Agreement and the Annexes hereto, taken as a whole, do not include any untrue statement of a fact or omit to state a fact necessary to make the statements herein not misleading.

5.18.	No representation or warranty of Ocean contained in this Agreement or in any document furnished by or on behalf of Ocean, contains any untrue statement of a fact or omits to state a fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or information individually or in the aggregate relating to the business, condition (financial or otherwise), affairs, operations, prospects, assets or properties of Ocean, existing as of the date hereof and as of the Closing, that has not been explicitly disclosed in writing to Creations by Ocean and/or Shareholders and which: (i) is reasonably necessary to enable a reasonable investor to decide to enter into the transactions contemplated in this Agreement; or (ii) have or could reasonably be expected to have effect on Ocean or its business.

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the Shareholders, severally and jointly, represent and warrant to Creations as follows:

5.19.	The Shareholders has the absolute and unrestricted right, power and authority to perform their obligations under this Agreement.

5.20.	As of the Signature Date, The Shareholders are the record and beneficial owner (including proxy) of 925 Ocean’s shares which constitute as of the Signature Date, 92.5% of the outstanding shares of Creations.

5.21.	There is no limitation and/or restriction according to Ocean’s Articles of Association to execute the Ocean Restructure, and the Shareholders will have the sole responsibility to the Ocean Restructure process.

5.22.	The Shareholders undertake to use their best efforts to fulfil the execution of the Ocean Restructure by no later than 90 days following the Signature date. It is however clarified that execution of the Ocean Restructure is a Condition for Closing that may be waived by the Shareholders as set forth in clause 3.1.1 above.

6.	Representations and Warranties of Creations

Creations represents and warrants to the Shareholders and Ocean as follows:

6.1.	Creations is a company duly incorporated and organized and validly subsisting under the laws of Delaware. The Articles of Association of Creations as in effect at the Signature Date is attached hereto as Annex 61.

6.2.	The authorized share capital of Creations at the Signature (prior to the allotment of the Issued Creations’ Shares) shall consist of (A) 100,000,000 Shares, of common stock of which 2,289,744 share are issued as of the Signature Date, , all as detailed in Creations’ Cap-Table attached here to as Annex 6.2.

6.3.	Creations has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement and the execution, delivery and performance by Creations of this Agreement have been duly authorized by all necessary action on the part of Creations. This Agreement constitutes the legal, valid and binding obligation of Creations.

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6.4.	No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority or other third party on the part of Creations and/or Yetsira is required that has not been, or will not have been, obtained by Creations and/or Yetsira prior to or at the Closing in connection with the valid execution, delivery and performance of this Agreement or the sale and transfer of the Issued Creations’ Shares, except approval of the Board of Directors of Creations and Yetsira..

6.5.	The name of the record and beneficial owners of Creations’ Shares which have the sole power to dispose of and to vote such shares is detailed in Creations’ Cap-Table attached here to as Annex 6.2. The Issued Creations’ Shares are and will be, upon the Closing date, free and clear of any and all liens, claims, charges, encumbrances, rights, options to purchase, right of first refusal, proxies, voting trusts and other voting agreements, calls or commitments of every kind, except to the Creations’ Shareholders’ rights under the Articles of Association of Creations as will be in effect upon Closing.

6.6.	The rights of Creations’ shareholders are governed by Creations’ bylaws, and its Articles of Association.

6.7.	The execution, delivery and performance of this Agreement does not violate Creations’ Articles of Association nor will it conflict with or violate the terms of (i) any judgment, order or ruling of any governmental authority to which Creations is subject, (ii) applicable law or (iii) any agreement, license or commitment to which Creations is a party or to which it is subject and which would impair the ability of Creations’ Shareholders and Creations to execute, deliver or perform this Agreement.

6.8.	Creation’s financial statement for the fiscal year ending on December 31, 2019, (the “Creations’ Financial Statements”) attached to this Agreement as Annex 6.9 Creations’ Financial Statements shall be in accordance with the books and records of Creations and shall be prepared in accordance with US GAAP)accounting principles consistently applied, and fairly present in all material respects the financial position of Creations as of such dates and the results of its operations for the periods then ended all in accordance with such accounting principles.

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6.9.	To the best of their knowledge, Creations operations has been handled since its foundation in a regular course of business.

6.10.	Creations has not received a written notice of any action, suit, litigation, or governmental proceeding pending or contemplated against Creations.

6.11.	To the best of its knowledge, no fault in Creations’ or Yetsira credibility, as such is defined under any law, has occurred and there is no reason that such fault shall be found by any government authority or that Creations’ and or Yetsira fit& proper standing shall be prejudiced.

6.12.	Creations has not, directly or indirectly, dealt with anyone acting in the capacity of a finder or broker and has not incurred any obligations for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement.

6.13.	Creations hereby confirms that prior to Signature Date it has received information regarding Ocean (including its operation such as Funds under management, clients’ accounts and etc.) and based on such information and based on the warranties and representation mentioned in this Agreement, Creation and Yetsira decided to enter to this Agreement.

6.14.	This Agreement and the Annexes hereto, taken as a whole, do not include any untrue statement of a fact or omit to state a fact necessary to make the statements herein not misleading.

6.15.	Except for the representations and warranties expressly contained in this Section 6, Creations does not make any other express or implied representation or warranty, and Creations hereby disclaim any other representations or warranties, whether express or implied.

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7.	Shareholders’ Release of Claims

Upon the Closing:

7.1.	Each of the Shareholders (regarding Ocean) and Guy (regarding Creations) hereby warrants and represents that he, or anyone acting on his behalf, does not have, and shall not have following the Signature Date, any demand and/or claim against the other shareholders, Ocean, , Creations (respectively) or any of their affiliates, directors, officers, representatives, or anyone acting on their behalf, in relation to Ocean, , Creations their subsidiaries, financial state, this Agreement, or any act or omission, including such act or omission as a shareholder, director, officer, employee, contractor or otherwise in relation to Ocean and/or Creations and/or any of its subsidiaries, regarding the time prior to the Signature date, all – whether known or unknown at the time of signing this Agreement.

8.	Indemnification

Definitions: In this Section 8, and with regards to the Transferred Oceans’ Shares - the Shareholders are referred to as the “Seller/s” and Creations is referred as “Buyer”, and with regards to Creations’ Shares, Creations is referred to as the “Seller” and Ocean Holdings or the Shareholders are referred as “Buyer/s”. In addition, the Buyer is referred to as the “Indemnified Party”, and the Seller is referred to as the “Indemnifying Party”.

8.1.	The indemnification provided for in Section 8 shall be subject to the following limitations:

8.1.1.	Except in the event of fraud, willful misconduct or intentional breach by the Seller’s representations and warranties contained herein by Seller; shall survive the Closing and shall remain in full force and shall remain in effect until the date that is 18 month from the Closing. With respect to fraud, willful misconduct or intentional breach by the Seller such representations and warranties shall survive the Closing and shall remain in full force until the applicable statute of limitation lapses.

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8.1.2.	Subject to the limitations set forth in this section 8, from and after the Closing, Seller hereby undertakes to indemnify, and agree to defend, and hold harmless Buyer from, against, and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost, and expense (including, without limitation, reasonable attorneys’ fees and costs and expenses reasonably incurred in investigating, preparing, defending against, or prosecuting any litigation or claim, action, suit, proceeding, or demand) (collectively, the “Loss”), as and when incurred, of any kind or character directly arising out, relating, or attributable to inaccuracy of any material representation or breach of any warranty of Seller contained in this Agreement.

8.1.3.	The Buyer may not recover Losses from the Seller in respect of any claim for indemnification in accordance with section 8 unless the amount of Losses claimed in the aggregate is greater than USD 100,000 (the “Indemnification Threshold”). Once the Indemnification Threshold has been exceeded, the Buyer shall be entitled to recover all Losses including those within the Indemnification Threshold. Notwithstanding the foregoing, the Indemnification Threshold shall not apply as a threshold to any Losses based on fraud, willful misconduct or international breach by the Seller.

8.1.4.	The aggregate liability of Seller shall be as follows:

8.1.4.1.	except with respect to Losses based on or otherwise related to Seller’s fraud and/or intentional misrepresentation, Seller’s aggregate liability for all Losses shall not exceed the Value of the Issued Creations’ Shares at Closing based on the value of USD 1.00 per share;

8.1.4.2.	with respect to Losses based on or otherwise related to Seller’s fraud and/or intentional misrepresentation, the Buyer may recover all of its Losses from the Seller without limitation.

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8.1.5.	In case of Indemnification according to this Section 8, the Indemnification shall be executed by an adjustment to the number of the Issued Creations’ Shares, based on the scope of the indemnification.

9.	Miscellaneous

9.1.	The Agreement and the Annexes attached thereto constitute the entire agreement among the Parties, supersedes all prior understandings, whether written or oral, and may not be amended or modified except by a writing signed by each of the Parties.

9.2.	Each Party hereto shall execute and cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

9.3.	Each of the Parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby.

9.4.	No waiver of any term, provision or condition of the Agreement shall be deemed to be construed as a further or continuous waiver of any such, or other, term, provision or condition.

9.5.	All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) business days after the business day of deposit with the Israel Postal Service, if delivered by postage prepaid; (b) upon delivery, if delivered by hand; (c) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission. All such notices and other communications shall be addressed to the following addresses or such other address as the recipient party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above:

9.6.	This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

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9.7.	This Agreement shall be governed for all purposes exclusively by the laws of the State of Israel. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for the Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

9.8.	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The Parties may not assign their rights and obligations under this Agreement without the prior written consent of the other Parties hereto.

9.9.	No failure or delay on the part of any party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

9.10.	This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all parties hereto.

IN WITNESS WHEREOF, the parties hereto have set their signature as of the date first written above.

OCEAN PARTNERS Y.O.D LTD. (in establishment)

By:
Yaniv Aharon, CEO
OCEAN shareholders

By:
Yaniv Aharon,

And by:
Mr. Dan Barkai-Ksiless

And by:
Mr. Maayan Amsalem

And by:
Mrs. Ester Brod

And by:
Mrs. Ilans Aharon

And by:
Mrs. Rony Rozner

And by:
Mr. Gil Zomer

CREATIONS, INC.

By:
Guy Nissensohn, President and CEO

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